Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Allergan, Inc.:
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-8) pertaining to the 2008 Incentive Award Plan of Allergan, Inc. to be filed on or about May 6, 2008 and to the incorporation by reference therein of our reports dated February 26, 2008, with respect to the consolidated financial statements and schedule of Allergan, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2007, and the effectiveness of internal control over financial reporting of Allergan, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Orange County, California
May 5, 2008